Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Black Knight Financial Services, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated January 26, 2015, with respect to the balance sheet of Black Knight Financial Services, Inc., as of December 31, 2014 and the related statements of operations, stockholder’s equity, and cash flows for the period from October 27, 2014 (date of inception) through December 31, 2014, our report dated March 13, 2015, with respect to the consolidated and combined balance sheets of Black Knight Financial Services, LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations and comprehensive loss, members’ equity, and cash flows for the year ended December 31, 2014 and for the period from October 16, 2013 (date of inception) through December 31, 2013, and our report dated March 27, 2015, with respect to the consolidated balance sheets of Lender Processing Services, Inc. and subsidiaries as of January 1, 2014 and December 31, 2013, and the related consolidated statements of earnings (loss), comprehensive earnings (loss), stockholders’ equity, and cash flows for the day ended January 1, 2014 and for each of the years in the two-year period ended December 31, 2013 each included in Amendment No. 7 to the Registration Statement of Black Knight Financial Services Inc. (Form S-1 No. 333-201241) and the related Black Knight Financial Services, Inc. prospectus and of the reference to our firm under the heading “Experts” in the related Black Knight Financial Services, Inc. prospectus.

/s/ KPMG LLP

May 19, 2015

Jacksonville, Florida

Certified Public Accountants